UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):
April 18, 2007

GENERAL MARITIME CORPORATION
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

REPUBLIC OF THE MARSHALL ISLANDS
(STATE OR OTHER JURISDICTION OF INCORPORATION)

001-16531 (COMMISSION FILE NUMBER)	06-159-7083 (I.R.S. EMPLOYER IDENTIFICATION NO.)

299 Park Avenue New York, New York 10171 (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

(212) 763-5600
(REGISTRANT’S TELEPHONE NUMBER, INCLUDING AREA CODE)

Not Applicable
(FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

❒ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❒ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❒ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure

The Company has updated its previously-provided estimates of its expenses for 2007 to reflect certain events occurring in the first quarter. Specifically, the Company currently estimates that general and administrative expense for the first quarter will be approximately $13.6 million, an increase of approximately $3.1 million over the pro rated first quarter portion of the $41.5 million 2007 budget for general and administrative expense, predominantly because of expenses associated with the Company's declaration and payment of a one-time special dividend of $15 per share, or approximately $490 million. The Company also estimates that interest expense for the first quarter of 2007 will be approximately $0.6 million as a result of borrowing incurred to pay the special dividend and that other expense will be approximately $2.7 million for the quarter, primarily comprised of cash and non-cash costs associated with derivative instruments. The Company’s results for the first quarter of 2007 are not yet complete, and the final amounts may vary.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995

This report contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on management’s current expectations and observations. Included among the factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in this report are increases in costs and expenses and other factors listed from time to time in our public filings with the Securities and Exchange Commission including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2006 and our reports on Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                    GENERAL MARITIME CORPORATION
                    (Registrant)

                    By: /s/ Jeffrey D. Pribor
                    Name: Jeffrey D. Pribor
                Title: Chief Financial Officer

Date: April 18, 2007